SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549




                                 SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*

                        TAITRON COMPONENTS INCORPORATED
-------------------------------------------------------------------------------
                               (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $.001 PER SHARE
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  874028 10 3
                             --------------------
                                (CUSIP Number)
                                 -------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                               Page 1 of 5 Pages

CUSIP No. 874028 10 3                 13G             Page  2   of   5   Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tzu Sheng Ku

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [   ]
                                                       (b)  [   ]

3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Paraguay

               5    SOLE VOTING POWER
                    1,216,740

NUMBER OF      6    SHARED VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH  7    SOLE DISPOSITIVE POWER
REPORTING           1,216,740
PERSON WITH
               8    SHARED DISPOSITIVE POWER


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,216,740

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     21.4%

12   TYPE OF REPORTING PERSON*

     in

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

ITEM 1(A).     NAME OF ISSUER:

               Taitron Components Incorporated

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               25202 Anza Drive
               Santa Clarita, California 91355

ITEM 2(A).     NAME OF PERSON FILING:

               Tzu Sheng Ku

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Principal Business Office:
               Calle Rubio NU No. 176
               Cuidad Del Este, Paraguay

ITEM 2(C).     CITIZENSHIP:

               Paraguay

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Class A Common Stock, par value $0.001 per share

ITEM 2(E).     CUSIP NUMBER:

               874028 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

                               Page 3 of 5 Pages

ITEM 4.   OWNERSHIP.

ITEM 4(A)      AMOUNT BENEFICIALLY OWNED:

               1,216,740

ITEM 4(B)      PERCENT OF CLASS:

               21.4%

ITEM 4(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         ITEM 4(I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                      1,216,740

         ITEM 4(II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                      0

         ITEM 4(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     1,216,740

         ITEM 4(IV) SHARE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Of the 1,216,740 shares of Class A Common Stock reported herein as being beneficially owned by Tzu Sheng Ku, 81,962 shares are owned of record by Mr. Ku's wife and 178,180 shares are owned of record by Mr. Ku's four minor children and includes 3,333 shares of Class A Common Stock underlying options that are, or will within 60 days of the date hereof be, exercisable. As of May 11, 1996, Mr. Ku no longer had voting control of Supreme Forward Limited and Wonder Ford Limited.

                               Page 4 of 5 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.  CERTIFICATION.

               Not Applicable


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 11, 1998
                    ------------------------------------------------------
                                          (Date)


                                  /s/ Tzu Sheng Ku
                    ------------------------------------------------------
                                         (Signature)


                                      Tzu Sheng Ku
                    ------------------------------------------------------
                                        (Name/Title)

                               Page 5 of 5 Pages